Zion Oil & Gas

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Preliminary Prospectus

  You may request that a preliminary prospectus be sent via snail mail or email by going through our contact page.
  You may click here to download a PDF version (990 KB) directly into your browser to view or save.

Zion Free Writing Prospectuses

Each of the free writing prospectuses are available via snail mail, email or direct download. If you would like one or more mailed to you, please use our contact page.

Below are the links to download directly into your browser:

  2006 Zion Company DVD in low resolution
  2006 Zion Company DVD in high resolution
  (li)Vision Book
  Blbical Treasure Hund
  2005 Project Description

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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